Exhibit 5.1
May 24, 2007
Greenfield Online, Inc.
21 River Road
Wilton, CT 06897
Re:	Registration Statement on Form S-8 Relating to the Greenfield Online, Inc. Amended and Restated 2004 Equity Incentive Plan
Ladies and Gentlemen:
     We have acted as your counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission on the date referenced above under the Securities Act of 1933, as amended (the “1933 Act”), relating to the registration of shares of common stock, par value $0.0001 per share, of Greenfield Online, Inc., a Delaware corporation (the “Company”), covering 350,000 shares of Company Common Stock (the “Shares”) issuable under the Company’s Amended and Restated 2004 Equity Incentive Plan (the “Plan”).
     You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, minutes of the appropriate meetings of the Board of Directors and Stockholders of the Company, a copy of the Plan, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion; we have also relied on a certificate of an officer of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.
     Our opinion set forth below is limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.
     Based on that review and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company, and when issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid, and non-assessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and any amendment thereto, and to the reference to this firm included in or made a part of the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,
/s/ KIRKPATRICK & LOCKHART PRESTON GATES ELLIS llp

Exhibit 5.1